First Quarter Overview As of March 31, 2014, we have 38 properties totaling 14.4 million square feet, located in 19 markets. Over the past two years we sharpened our geographic presence by exiting 11 markets and will continue to do so through the sale of certain non-strategic properties. Leasing and Occupancy As forecasted, known tenant move outs during the quarter led to lower occupancy which declined 140 basis points from December 31, 2013, to 85%. Despite the occupancy decline, we completed 675,000 square feet of leasing during the quarter, including the renewal of 496,000 square feet, lease expansions of 42,000 square feet, and new leases for 137,000 square feet. While we reported an occupancy decline in the first quarter, recently we have experienced increased leasing activity in many of our markets. During the month of April 2014, our leasing pipeline activity increased significantly. With this positive leasing momentum, we believe our portfolio occupancy should improve late this year and into 2015. Operating Results Same store cash net operating income (NOI) for the quarter was $36.5 million, which was $3.4 million lower than fourth quarter 2013, and $5.2 million lower than first quarter 2013. This decrease was primarily due to the impact of lower occupancy and the unusually harsh winter. Modified Funds from Operations (MFFO) for the quarter was $11.5 million, compared to $16.1 million for the first quarter of 2013. As portfolio occupancy begins to improve, and free rent transitions into rent pay, we anticipate that quarterly MFFO will grow over the next year. TIERREIT.COM First Quarter Report Quarter ended March 31, 2014 Burnett Plaza Fort Worth, TX Burnett Plaza won the Regional Office Building of the Year (TOBY) award in the over 1,000,000 square feet category. The TOBY awards are the most prestigious and comprehensive programs of their kind in the commercial real estate industry recognizing quality buildings and rewarding excellence in building management. Burnett Plaza is also a sustainability leader with its Energy Star designation and LEED certification by the U.S. Green Building Council as a Leadership in Energy and Environmental Design building, and was recently awarded the City of Fort Worth’s SmartWater Conservation Award. FOUR40, Chicago, IL Portfolio Summary As of March 31, 2014 • 38 operating properties • 14.4 million square feet (at ownership share) • 85% occupancy 19 MARKETS 222 S. Riverside, Chicago, IL

TIER REIT

Sharpening geographic focus

As of March 31, 2014, 50% of our NOI comes from our top three markets: Houston, Philadelphia and Chicago. We will continue to seek opportunities to sharpen our geographic focus by selling certain non-strategic assets. Our presence in fewer markets allows us to increase operating efficiencies and focus capital in markets where we believe we can add the greatest value.



Our Top Markets*
by percentage of net operating income
20.9% Houston
15.2% Philadelphia
14.1% Chicago
7.6% Charlotte
6.3% Dallas / Ft. Worth
35.9% Other

*By properties owned as of March 31, 2014



THREE PARKWAY

Three Parkway
Philadelphia, PA

Winner of the 2013 Regional Office Building of the Year (TOBY) in the 500,000-1,000,000 square feet category, Three Parkway is a 20-story, class A office tower, located in the heart of Market Street West which is Center City, Philadelphia's primary office submarket. The building is a prominent landmark and commands unobstructed panoramic views of downtown Philadelphia.

AUGUST
14

Second Quarter Update Call

We hope you will join us for the second quarter conference call on August 14, 2014, at 1:00 p.m., Central Time. We'll send further details about this call in your next quarterly statement.



Please visit our website at www.tierreit.com/ir to sign up for press releases, conference call information and other timely communications.

TIERREIT.COM

TIERREIT.COM Financial Highlights 3 mos. ended 3 mos. ended (in thousands, except per share data) March 31, 2014 March 31, 2013 MFFO attributable to common stockholders $ 11,459 $ 16,128 Basic and diluted MFFO, per common share $ 0.04 $ 0.05 As of As of (in thousands) March 31, 2014 Dec. 31, 2013 Total assets $ 2,401,199 $ 2,436,225 Total liabilities $ 1,627,418 $ 1,632,966 Reconciliation of Net Income (Loss) to Funds From Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders 3 mos. ended 3 mos. ended (in thousands, except per share data) March 31, 2014 March 31, 2013 Net income (loss) $ (29,657) $ 3,978 Net (income) loss attributable to noncontrolling interests 43 (12) Adjustments: (1) Real estate depreciation and amortization from consolidated properties 34,622 43,857 Real estate depreciation and amortization from unconsolidated properties 1,301 1,493 Real estate depreciation and amortization from noncontrolling interests – (168) Impairment of depreciable real estate assets 8,225 – Gain on sale or transfer of depreciable real estate – (19,832) Noncontrolling interest (OP units) share of above adjustments (64) (37) FFO attributable to common stockholders $ 14,470 $ 29,279 Adjustments: (1) (2) Acquisition expenses – 95 Straight-line rent adjustment (1,765) (3,197) Amortization of above- and below-market rents, net (1,250) (2,408) Net gain on troubled debt restructuring and early extinguishment of debt – (7,660) Noncontrolling interest (OP units) share of above adjustments 4 19 MFFO attributable to common stockholders $ 11,459 $ 16,128 Weighted average common shares outstanding - basic 299,229 299,192 Weighted average common shares outstanding - diluted (3) 299,940 299,425 Net income (loss) per common share - basic and diluted (3) $ (0.10) $ 0.01 FFO per common share - basic and diluted $ 0.05 $ 0.10 MFFO per common share - basic and diluted $ 0.04 $ 0.05 (1) Reflects the adjustments of continuing operations, as well as discontinued operations. (2) Includes adjustments for unconsolidated properties and noncontrolling interests. (3) There are no dilutive securities for purposes of calculating the net income (loss) per common share.

TIERREIT.COM Investor Information A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, at our website at tierreit.com or by written request to the Company at the address below. For additional information about TIER REIT please contact us at: Corporate Office-Dallas 17300 Dallas Parkway Suite 1010 Dallas, TX 75248 p: 972.931.4300 e: ir@tierreit.com Forward-Looking Statements This quarterly summary contains forward-looking statements relating to the business and financial outlook of TIER REIT that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this quarterly summary. Such factors include those described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Stockholders with questions about their account, statements, address changes, ownership changes or other administrative matters, please call or email: p: 866.655.3650 e: shareholder-services@tierreit.com